UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                               (AMENDMENT NO. 1)1

                              NEW COMMERCE BANCORP
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                    643598105
                                 (CUSIP Number)

                                December 31, 2000
             ---------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

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         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

Cusip No.  643598105

                                  SCHEDULE 13G

-------- -----------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         James D. Stewart
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                  (b) |_|

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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------- ----- -----------------------------------------------
    NUMBER OF SHARES       5     SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON          75,081
          WITH
-------------------------- ----- -----------------------------------------------
                           6     SHARED VOTING POWER

                                 400
-------------------------- ----- -----------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 75,081
-------------------------- ----- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 400
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         75,481
-------- -----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.41%
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12       TYPE OF REPORTING PERSON*

         IN
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
Cusip No.  643598105


ITEM 1(A). NAME OF ISSUER

           The name of the issuer is New Commerce Bancorp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           The principal executive offices of the issuer are located at 501 New Commerce Court, Greenville, South Carolina 29607

ITEM 2(A). NAME OF PERSONS FILING

           This statement is being filed by James D. Stewart.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           501 New Commerce Court, Greenville, South Carolina 29607

ITEM 2(C). CITIZENSHIP

           James D. Stewart - United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES

           This statement relates to Common Stock.

ITEM 2(E). CUSIP NUMBER

           The CUSIP Number for New Commerce Bancorp is 643598105

ITEM 3. THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULES 13 D-1(B) OR 13 D-2 (B)

Cusip No.  643598105


ITEM 4.    OWNERSHIP

(a)      Amount Beneficially Owned:
            James D. Stewart  75,481

(b)      Percent of Class:
            James D. Stewart  7.41%

(c)      Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote James D. Stewart 75,081

                 (ii) shared power to vote or to direct the vote James D. Stewart 400

                (iii) sole power to dispose or to direct the disposition of James D. Stewart 75,081

                 (iv) shared power to dispose or to direct the disposition of James D. Stewart 400

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

Cusip No.  643598105


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 18, 2001


                                                      /s/ James D. Stewart
                                                      --------------------------
                                                          James D. Stewart